EXHIBIT 99.2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that LEON G. COOPERMAN (“Mr. Cooperman”) does hereby make, constitute and appoint ALAN M. STARK his true and lawful attorney, to execute and deliver in his name and on his behalf whether he is acting individually or as representative of others, any and all filings required to be made by the Mr. Cooperman under the Securities Exchange Act of 1934, (as amended, the “Act”), with respect to securities which may be deemed to be beneficially owned by the Mr. Cooperman under the Act, giving and granting unto said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as Mr. Cooperman might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until revoked in writing by the undersigned. Mr. Cooperman has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of March 1, 2013.

/s/ LEON G. COOPERMAN
LEON G. COOPERMAN